                                                                    EXHIBIT 99.2

                            BROKER-DEALER AGREEMENT

                                    between

                                 CHEMICAL BANK

                                      and

                            _______________________

                        Dated as of __________ __, 199_

                                  Relating to

                    INTERNATIONAL LEASE FINANCE CORPORATION
                         Market Auction Preferred Stock
                   $100,000 liquidation preference per share
                                    ("MAPS")

                             500 shares of Series E
                             500 shares of Series F

     BROKER-DEALER AGREEMENT, dated as of ________ __, 199_, between Chemical Bank, a New York corporation (the "Auction Agent") (not in its individual capacity but solely as agent of International Lease Finance Corporation, a California corporation (the "Company"), pursuant to authority granted to it in the Auction Agent Agreement (the "Auction Agent Agreement"), dated as of __________, 1995, between the Company and Chemical Bank) and
______________________ (together with its successors and assigns hereinafter referred to as "BD").

     The Company has duly authorized and issued shares of Market Auction Preferred Stock, Series E and Series F (collectively, the "MAPS"), each with a liquidation preference of $100,000. Such issue of MAPS shall be comprised of 500 shares of Series E MAPS and 500 shares of Series F MAPS. The Designation (as defined below) provides that the shares of any series of MAPS may be transferred only in whole shares.

     The Company's Certificates of Determination (the "Designation") with respect to each series of the MAPS provides that the dividend rate on such series of MAPS for each Dividend Period (as defined below) shall be the Applicable Rate (as defined below) therefor, which in each case, in general, shall be the rate per annum that results from the implementation of the Auction Procedures (as defined below) for each series of MAPS. The Board of Directors of the Company has adopted a resolution providing for the appointment of Chemical Bank as Auction Agent for purposes of the Auction Procedures and, pursuant to Section 2.6(b) of the Auction Agent Agreement, the Company has requested and directed the Auction Agent to execute and deliver this Agreement.

     The Auction Procedures require the participation of one or more Broker-Dealers.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Auction Agent and BD agree as follows:

1.  Definitions and Rules of Construction.
    -------------------------------------

     1.1  Terms Defined by Reference to the Designation.  Capitalized terms not
          ---------------------------------------------
defined herein shall have the respective meanings specified in the Designation.

     1.2  Terms Defined Herein.  As used herein and in the Settlement Procedures
          --------------------
(as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

     (a) "Affiliate" means any Person controlled by, in control of or under common control with, the Company.

     (b) "Applicable Broker-Dealer Fee" shall have the meaning specified in
Section 2.7 hereof.

     (c) "Auction" has the meaning specified in Section 2.1 hereof.

     (d) "Auction Agent Agreement" has the meaning set forth in the recitals.

     (e) "Auction Procedures" means the procedures for conducting Auctions set forth in Appendix B to the Prospectus.

     (f) "Authorized Officer" means any President, Senior Vice President, Vice President, Assistant Vice President or Assistant Secretary of the Auction Agent assigned to its Corporate Trust Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the BD.

     (g) "BD Officer" means any officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

     (h) "Broker-Dealer Agreement" means this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

     (i) "Designation" means the Certificates of Determination of the Company designating and establishing the voting rights, preferences, limitations and special rights of the MAPS, which will be comprised of the Series E and Series F MAPS, as filed by the Company on __________, 1995 in the office of the Secretary of State of the State of California, a copy of which is attached hereto as Exhibit D.

     (j) "Existing Holder" means a Person who has signed a Master Purchaser's Letter and is listed as the beneficial owner of shares of MAPS of a series in the records of the Auction Agent.

     (k) "Master Purchaser's Letter" means a letter in the form attached to the Prospectus as Appendix C, or such other form as may be specified by the Company, in each case, which is required to be executed by each prospective purchaser of shares of MAPS.

     (l) "Percentage" means the applicable percentage of the Applicable Determining Rate for the MAPS, as set forth in the definition of Maximum Applicable Rate in the Auction Procedures.

     (m) "Person" means and includes an individual, a partnership, a corporation, a trust, an incorporated association, a joint venture or other entity or government or any agency or political subdivision thereof.

     (n) "Prospectus" means the prospectus with respect to the MAPS first used to confirm sales of MAPS by the Underwriters attached hereto as Exhibit E.

     (o) "Settlement Procedures" means the Settlement Procedures attached to the Prospectus as Appendix A.

     1.3  Rules of Construction.  Unless the context or use indicates another or
          ---------------------
different meaning or intent, the following rules shall apply to the construction of this Agreement.

     (a) Words importing the singular number shall include the plural number and vice versa.

     (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

     (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

     (d) all references herein to a particular time of day shall be to New York City time.

2.  The Auctions.
    ------------

     2.1  Purpose; Incorporation by Reference of Auction Procedures and
          -------------------------------------------------------------
Settlement Procedures.
- ---------------------

     (a) The Designation provides that the Applicable Rate on each series of MAPS for each Dividend Period subsequent to the Initial Dividend Period shall be, in general, the rate per annum that results from the implementation of the Auction Procedures for each series of MAPS. The provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for each series of MAPS for the next subsequent Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

     (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

     (c) BD is delivering herewith a Master Purchaser's Letter executed by BD and a list of the initial Existing Holders for whom BD is acting as Broker-Dealer. BD represents and warrants that it has received from each initial Existing Holder for whom BD is acting as Broker-Dealer an executed Master Purchaser's Letter. BD agrees to act as, and assumes the obligations of and limitations and restrictions placed upon, a Broker-Dealer under this Agreement. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in the Prospectus may execute a Broker-Dealer Agreement and a Master Purchaser's Letter and participate as Broker-Dealers in Auctions. BD agrees to handle customer orders in accordance with its duties under applicable securities laws and regulations. The Auction Agent hereby consents to BD acting as a broker-dealer in connection with Auctions.

     (d) BD and other Broker-Dealers may participate in Auctions for their own accounts, provided that BD or such other Broker-Dealers, as the case may be, have executed a Master Purchaser's Letter. However, the Company may by notice to BD and all other Broker-Dealers prohibit all Broker-Dealers from submitting Bids in Auctions for their own accounts, provided that Broker-Dealers may continue to submit Hold Orders and Sell Orders for their own accounts. The Auction Agent shall have no duty or liability with respect to enforcement of the terms of the preceding two sentences.

     2.2  Designation of Dividend Periods; Change in Calculation of Minimum
          -----------------------------------------------------------------
Holding Period.
- --------------

     (a) Unless the Company exercises its right to designate a Short Dividend Period or a Long Dividend Period for a series of MAPS, subject to Article II,
Section 2(c) of the Designation, each Dividend Period after the Initial Dividend Period will be a Standard Dividend Period. Following the receipt by the Auction Agent of a notice from the Company in the form of Exhibit D to the Auction Agent Agreement not more than 30 nor less than 10 days prior to an Auction Date designating a Short or Long Dividend Period for a series of MAPS or a notice in the form of Exhibit E to the Auction Agent Agreement from the Company on or prior to the Business Day prior to the related Auction Date revoking such designation as provided in Section 2.2 of the Auction Agent Agreement, the Auction Agent shall promptly following receipt of any such notice, provide to BD by telecopier or hand delivery, a copy of the Company's notice delivered pursuant to Section 2.2 of the Auction Agent Agreement to the effect that the next succeeding Dividend Period will have the duration designated by the Company or of a Standard Dividend Period, as the case may be.

     (b) Following the receipt by BD from the Auction Agent of the Company's notice designating a different Dividend Period with respect to a series of MAPS or the Company's notice revoking such designation as provided in Section 2.2(a) hereof, BD shall, in accordance with its customary procedures and practice of communicating with its customers, promptly, and, prior to the Submission Deadline for the related Auction, notify (i) each Person that has purchased one or more shares of such series of MAPS from or through BD and, to BD's knowledge, remains at the time an Existing Holder of any such shares of MAPS on such Auction Date and (ii) each Person contacted by BD for purposes of the Auction on such Auction Date, that the next succeeding Dividend Period will have the duration as specified by the Company or of a Standard Dividend Period, as the case may be.






     (c) Following the receipt by BD from the Auction Agent of the Company's notice of a change in law altering the Minimum Holding Period, BD shall notify each Existing Holder who acquired shares of any series of MAPS through such BD and, to the knowledge of such BD, has not disposed of such shares, at least ten
(10) days prior to both (i) the first day of the first Dividend Period preceding the Dividend Period for which such change is to be effective and (ii) the first day of the first Dividend Period for which such change is to be effective, if possible.

          2.3  Preparation for Each Auction.
               ----------------------------

          (a) Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall advise BD by telephone of the Applicable Determining Rate and the Maximum Applicable Rate in effect on such Auction Date.

          (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice of the next succeeding Auction with respect to such series of MAPS referred to in clause
(vii) of paragraph (a) of the Settlement Procedures, the Auction Agent shall give notice of such change to BD not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date. Thereafter, BD shall promptly notify customers of BD that are Existing Holders of such series of MAPS of such change in the Auction Date.

          (c) The Auction Agent from time to time may request BD to provide the Auction Agent with a list of its customers that are Existing Holders of the shares of MAPS. BD shall comply with any such request and the Auction Agent shall keep confidential all information contained in such a list (as well as any other information received as to the identity of Bidders in any Auction) and, except as provided in Section 2.8 of the Auction Agent Agreement, shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Company.

          (d) The Auction Agent is not required to accept the Master Purchaser's Letter for any Potential Holder for an Auction or any amendment to any Master Purchaser's Letter unless it is notified by the BD holding such letters by 3:00 P.M. on the Business Day next immediately preceding such Auction.

          (e) The Auction Agent will provide copies of the notices received by it pursuant to Section 2.2 of the Auction Agent Agreement to each Broker-Dealer promptly after receiving such notices. BD will use its best efforts to give similar notice to each Existing Holder that purchased MAPS through BD.

          2.4 Solicitation of Potential Holders in Connection with Certain
              ------------------------------------------------------------
              Auctions.
              --------

          BD shall designate an individual in its organization who will coordinate its procedures in connection with Auctions and purchases and sales of shares of MAPS and shall inform the Auction Agent in writing of the identity of such individual.

          2.5  Auction Schedule; Method of Submission of Orders.
               ------------------------------------------------

          (a) The Auction Agent shall conduct Auctions in accordance with the Auction Procedures and the schedule set forth below. Such schedule may be changed at any time by the Auction Agent with the consent of the Company, which consent shall not be unreasonably withheld or delayed. The Auction Agent shall give written notice of any such change to BD pursuant to Section 4.3 of this Agreement. Such notice must be received prior to the close of business on the Business Day next preceding the first Auction Date on which any such change would be effective.

     Time                                            Event
     ----                                            -----

     By 9:30 A.M.                   Auction Agent advises the Company and
                                    Broker-Dealers of the Applicable Determining
                                    Rate and the Maximum Applicable Rate as set forth in Section 2.3(a) hereof.

     9:30 A.M. - 1:00 P.M.          Auction Agent assembles information as to
                                    Orders communicated to it by Broker-Dealers as provided in Section (c) of the Auction
                                    Procedures.  Submission Deadline is 1:00
                                    P.M.

     Not earlier than 1:00 P.M.     Auction Agent makes determinations as to the
                                    Available Shares of MAPS, Sufficient
                                    Clearing Bids, the Applicable Rate and
                                    Winning Bid Rate pursuant to Section (d) of the Auction Procedures.

     At or before 3:00 P.M.         Auction Agent advises the Company of results
                                    of Auction as provided in Section (d) of the Auction Procedures.

                                    Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of MAPS are allocated as provided in

                                    Section (e) of the Auction Procedures.

                                    Auction Agent gives notice of Auction
                                    results as set forth in Section 2.6(a)
                                    hereof.

          (b) BD agrees to maintain a list of Potential Holders, to contact the Potential Holders on such list on or before each Auction Date for the purposes set forth in Section (b)(i)(B) of the Auction Procedures.

          (c) BD agrees not to sell, assign or dispose of shares of any series of MAPS or place any Orders on behalf of any Person who has not delivered a signed Master Purchaser's Letter to it.

          (d) BD shall submit Orders to the Auction Agent in writing in substantially the form attached hereto as Exhibit A. BD shall submit separate Orders to the Auction Agent for each Potential Holder or Existing Holder on whose behalf BD is submitting an Order and shall not net or aggregate the Orders of different Potential Holders or Existing Holders on whose behalf BD is submitting Orders.

          (e) BD shall deliver to the Auction Agent (i) a written notice, substantially in the form attached hereto as Exhibit B, of transfers of any shares of any series of MAPS made through BD by an Existing Holder to another Person other than pursuant to an Auction, together with the related Master Purchaser's Letter and (ii) a written notice, substantially in the form attached hereto as Exhibit C, of the failure of any shares of such series of MAPS to be transferred to or by any Person that purchased or sold any shares of any series of MAPS through BD pursuant to an Auction. The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date.

          (f) Concurrently with the execution of this Agreement, BD shall provide the Auction Agent with a list of the initial Existing Holders who have agreed to purchase MAPS through BD and the aggregate number of shares so held, if any. In order to verify the accuracy and authenticity of the list of Existing Holders so provided, the Auction Agent may confirm such list by sending confirmation notices containing a list of the Existing Holders to BD within ten Business Days of the Auction Agent's receipt thereof.

          2.6  Notice of Auction Results.
               -------------------------

          (a) On each Auction Date, the Auction Agent shall notify each Broker-Dealer that submitted an Order of the duration of and Applicable Rate for the next Dividend Period and, if such Order was a Bid or Sell Order, whether such Bid or Sell Order was accepted or rejected, in whole or in part, by telephone by 3:00 P.M. By 11:30 A.M. on the Business Day next succeeding such Auction Date, the Auction Agent shall, if requested, notify BD in writing by telecopier of the disposition of all Orders submitted by BD in the Auction held on such Auction Date.

          (b) BD shall notify each Existing Holder or Potential Holder on whose behalf BD has submitted an Order as set forth in paragraph (b) of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures.

          If any Existing Holder on whose behalf BD has submitted a Bid or Sell Order that was accepted in whole or in part fails to instruct its Agent Member to deliver shares of MAPS against payment therefor, BD shall instruct such Agent Member to deliver to it such shares against payment therefor and BD may deliver to the Potential Holder on behalf of which it submitted a Bid that has been accepted a number of whole shares that is less than the number of shares that otherwise was to be purchased by such Potential Holder. In such event, the number of shares to be so delivered shall be determined by such BD in its sole discretion. Delivery of such lesser number of shares of MAPS shall constitute good delivery. Upon the occurrence of such failure to deliver such shares, BD shall deliver to the Auction Agent the notice required by Section 2.5(e)(ii) hereof. Notwithstanding the foregoing terms of this Section 2.6(b), any delivery or non-delivery of shares which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 2.5(e)(ii) hereof. The Auction Agent shall not have any duty or liability with respect to enforcement of this Section 2.6(b) and neither the Auction Agent nor BD shall have any responsibility or liability with respect to the failure of a Potential Holder or Existing Holder, or its respective Agent Member, to deliver shares or to pay for shares purchased or sold pursuant to an Auction or otherwise.

          (c) If the number of days comprising a Standard Dividend Period is changed as provided in Article II, Section 2(c) of the Designation, the Auction Agent shall provide BD with a form of notice of such change not later than five days after the receipt of such form of notice by the Auction Agent from the Company. BD shall mail a copy of such notice (at the address specified on such Existing Holder's Master Purchaser's Letter) to each Existing Holder of shares of MAPS which acquired through BD, and, to the knowledge of BD, has not disposed of its shares, at least ten days prior to both (i) the first day of the Dividend Period preceding the Dividend Period for which such change is to be effective (ii) the first day of the first Dividend Period for which such change is to be effective.

          (d) If the Company has not cured any Failure to Deposit as provided in
Article II, Section 2(e) of the Designation by the third Business Day after such Failure to Deposit has occurred, the Auction Agent will promptly notify by telephone (which notification shall be confirmed in writing, which may be by facsimile, by the close of business on the same day) BD, if BD acted on behalf of an Existing Holder (i) that a Failure to Deposit has occurred, (ii) that the Applicable Rate for the Dividend Period commencing on the Business Day following such Failure to Deposit, and each subsequent Dividend Period until such Failure to Deposit has been cured (in each case the Dividend Period shall be a Standard Dividend Period), shall be the Default Rate, (iii) that the Dividend Period shall be a Standard Dividend Period and (iv) that Auctions will not be held until such Failure to Deposit has been cured in accordance with the Designation.

          (e) Following the receipt by BD from the Auction Agent of telephonic and written notice of the Company's cure of a Failure to Deposit and the scheduling of a new Auction with respect to a series of MAPS, BD shall, in accordance with its customary procedures and practice of communicating with its customers, promptly, and, prior to the Submission Deadline for the new Auction, notify (i) each Person that has purchased one or more shares of such series of MAPS from or through BD and, to BD's knowledge, remains at the time an Existing Holder of any such shares of MAPS on such Auction Date and (ii) each Person contacted by BD for purposes of the Auction prior to the Failure to Deposit, that there will be a new Auction and the date of such Auction.

          (f) If the Company delivers to the Auction Agent a Notice of Redemption in the form of Exhibit C to the Auction Agent Agreement, the Auction Agent shall send, by first class or air mail, postage prepaid, or facsimile, such Notice of Redemption to each Existing Holder as listed in its registry, the Securities Depositary and each Broker-Dealer not fewer than 15 nor more than 45 days prior to the redemption date. Promptly after receipt of any such Notice of Redemption, BD shall notify by telephone (at a telephone number specified in such Existing Holder's Master Purchaser's Letter) each holder of MAPS who acquired MAPS through BD and, to the knowledge of BD, who has not disposed of its MAPS and each Potential Holder which BD contacted in connection with any Auction after receipt of such notice of the contents of such notice.

          2.7  Service Charge to Be Paid to BD.
               -------------------------------

          (a) On the Business Day next succeeding the Auction Date for MAPS with a Standard Dividend Period or a Short Dividend Period, the Auction Agent will pay a service charge by wire transfer in same-day funds, to BD equal to the product of (i) a fraction the numerator of which is the number of actual days in the Standard Dividend Period or a Short Dividend Period for which the Auction occurring on the preceding Business Day is conducted (calculated by counting the first day of such Standard Dividend Period or Short Dividend Period and the last day thereof) and the denominator of which is 360, (ii) 0.25%, (iii) $100,000 and
(iv) the sum of (A) the aggregate number of shares placed by BD in the applicable Auction that were (x) the subject of a Submitted Bid of an Existing Holder submitted by BD and continued to be held as a result of such Auction or
(y) the subject of a Submitted Bid of a Potential Holder submitted by BD and were purchased as a result of such Auction plus (B) the aggregate number of shares subject to valid Hold Orders (determined in accordance with Section (c) of the Auction Procedures without reference to subsection (iii) of such Section) submitted to the Auction Agent by BD plus (C) the aggregate number of shares deemed to be subject to Hold Orders by Existing Holders pursuant to Section
(c)(iii) of the Auction Procedures that were acquired by such Existing Holders through BD.

          On the Business Day next succeeding the Auction Date for MAPS with a Long Dividend Period, the Auction Agent will pay a service charge by wire transfer in same-day funds, to BD calculated in accordance with the formula set forth in the next preceding paragraph, except that the percentage set forth in clause (ii) of such paragraph shall be such percentage as the Company and the Broker-Dealers shall agree at such time as the Company establishes the duration of a Long Dividend Period.

          The Auction Agent shall be responsible for determining the accuracy of the calculation of the service charge due to BD.

          (b) For purposes of Section 2.7(a)(iv)(C) hereof, if any Existing Holder who acquired shares of MAPS through BD transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for such shares so transferred shall continue to be BD, provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such other Broker-Dealer shall be the Broker-Dealer for such shares and such other Broker-Dealer shall be entitled to the service charge with respect to such MAPS as provided in the

Broker-Dealer Agreement between the Auction Agent and such other Broker-Dealer.

3.   The Auction Agent.
     -----------------

          3.1  Duties and Responsibilities.
               ---------------------------

          (a) The Auction Agent is acting solely as agent for the Company hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

          (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth or incorporated by reference in this Agreement and the Auction Agent Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

          (c) The Auction Agent shall not be liable for any action taken, suffered, or omitted by it in the performance of its duties under this Agreement, provided it acted without bad faith or negligence. The Auction Agent shall not be liable for any error of judgment made reasonably and in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

          3.2  Rights of the Auction Agent.
               ---------------------------

          (a) The Auction Agent may rely upon and shall be protected in acting or refraining from acting in accordance with any communication authorized by this Agreement and in accordance with any written information, notice, request, directions, consent, report, certificate, share certificate or any instrument, paper or document believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent believes reasonably and in good faith to have been given by a duly authorized agent of the Company or the Broker-Dealer. The Auction Agent may record telephone communications with the Broker-Dealers.

          (b) The Auction Agent may consult with counsel of its own choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder reasonably and in good faith and in reliance thereon.

          (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder, expect as may be required as a result of its own negligence or bad faith.

          (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

          3.3  Auction Agent's Disclaimer.
               --------------------------

               The Auction Agent makes no representation as to the validity, adequacy or enforceability of this Agreement, the Auction Agent Agreement or the MAPS.

4.   Miscellaneous.
     -------------

          4.1  Term of Agreement.
               -----------------

          Either party may terminate this Agreement at any time upon five days' prior notice to the other party; provided, however, that the Auction Agent may
                                 --------  -------
not terminate this Agreement without first obtaining the prior written consent of the Company to such termination, which consent shall not be unreasonably withheld or delayed; and provided further, that this Agreement shall in any
                         -------- -------
event terminate upon the termination of the Auction Agent Agreement. The Auction Agent shall promptly notify BD if the Auction Agent Agreement is terminated.

          4.2  Agent Member.
               ------------

          BD hereby confirms that it is a participant of the Securities Depositary at the date hereof.

          4.3  Communications.
               --------------

          Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with the Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, addressed to it, at its address reference the particular Auction to which such notice relates:


     If to BD,
     addressed:



                                  Attention:

                                  Facsimile:
                                  Telephone:

     If to the Auction
     Agent, addressed:
                              Chemical Bank
                              55 Water Street, 18th Floor-
                              South Building
                              New York, New York  10041

                              Attention:  Corporate Trust
                                              Group

                              Facsimile:  (212) 509-7476

                              Telephone:  (212) 623-4947

     If to the Company,       International Lease Finance
     addressed:               Corporation
                              1999 Avenue of the Stars
                              Los Angeles, CA  90067

                              Attention:  Chief Financial Officer
                              Facsimile:  (310) 788-1999
                              Telephone:  (310) 788-1990

or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer. BD may record telephone communications with the Auction Agent.

          4.4  Parties.
               -------

          This Agreement shall inure to the benefit of and be binding upon the Auction Agent, BD and their respective successors and assigns; provided,
                                                               --------
however, that this Agreement may not be assigned by either the Auction Agent or
- -------
BD without the prior written consent of the other, except that the Auction Agent may, without the consent of BD, assign its rights hereunder to any successor auction agent appointed in accordance within the Auction Agent Agreement. Nothing expressed herein is intended or shall be construed to give any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and for the benefit of no other person. No purchaser of shares of any series of MAPS shall be deemed to be a successor to any party hereto by reason merely of such purchase.

          4.5  Miscellaneous.
               -------------

          (a) This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters and transactions contemplated hereby and supersedes all prior agreements and understandings whatsoever relating to such matters and transactions. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the parties hereto.

          (b) Failure of either party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

          (c) This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which shall together constitute one instrument.

          4.6  Severability.
               ------------

          If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

          4.7  Governing Law.
               -------------

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                    CHEMICAL BANK,
                                    as Auction Agent


                                    By:  _________________________
                                         Name:
                                         Title:


                                    ____________________________,
                                    as Broker-Dealer



                                    By:  _________________________
                                         Name:
                                         Title:

                                                                       EXHIBIT A
                                                                       ---------

                           VTP Order Submission Form

                                                     Auction Date: _____________

TIME: ________________________________________       SERIES: ___________________

THE UNDERSIGNED BROKER-DEALER SUBMITS THE FOLLOWING ORDERS ON BEHALF OF THE BIDDER(S) LISTED BELOW:
================================================================================
                              # OF SHARES                            # OF SHARES
EXISTING HOLDER              HELD     BID             DATE               SELL
- ---------------              ----     ---             ----               ----

1.________________________  ______  ______  ________________________    _____

2.________________________  ______  ______  ________________________    _____

3.________________________  ______  ______  ________________________    _____

4.________________________  ______  ______  ________________________    _____

5.________________________  ______  ______  ________________________    _____

6.________________________  ______  ______  ________________________    _____

7.________________________  ______  ______  ________________________    _____

8.________________________  ______  ______  ________________________    _____

9.________________________  ______  ______  ________________________    _____


    NAME OF BROKER-DEALER: ____________________________________________

    AUTHORIZED SIGNATURE:  ____________________________________________


******************************* POTENTIAL BIDS *********************************

                                                      # OF SHARES
POTENTIAL HOLDER                                          BID            RATE
- ----------------                                          ---            ----

 1._______________________________________________    ___________    ___________

 2._______________________________________________    ___________    ___________

 3._______________________________________________    ___________    ___________

 4._______________________________________________    ___________    ___________

 5._______________________________________________    ___________    ___________

 6._______________________________________________    ___________    ___________

 7._______________________________________________    ___________    ___________

 8._______________________________________________    ___________    ___________

 9._______________________________________________    ___________    ___________

10._______________________________________________    ___________    ___________

11._______________________________________________    ___________    ___________

12._______________________________________________    ___________    ___________

13._______________________________________________    ___________    ___________

14._______________________________________________    ___________    ___________

15._______________________________________________    ___________    ___________

16._______________________________________________    ___________    ___________

17._______________________________________________    ___________    ___________

18._______________________________________________    ___________    ___________

19._______________________________________________    ___________    ___________

20._______________________________________________    ___________    ___________

================================================================================

            TOTAL NUMBER OF ORDERS ON THIS BID FORM: ___________________________

Notes to VTP Order Submission Form:

1. If one or more Bids covering in the aggregate more than the number of outstanding shares of the series of VTP held by any Existing Holder are submitted, such Bids shall be considered valid in the order of priority set forth in the Auction Procedures for VTP.

2. A Hold Order, Sell Order or Bid may be placed only by an Existing Holder covering a number of shares of VTP not greater than the number of shares of VTP currently held.

3. Potential Holders may make only Bids, each of which must specify a rate; if more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate specified.

4. Bids may contain no more than three figures to the right of the decimal point (.001 of 1%). However, the Auction Agent shall, if necessary, round any rate (expressed as a percentage) specified in any Bid which contains more than three figures to the right of the decimal point up to the next highest one-thousandth of one percent (.001%).

5. Terms used but not defined herein have the respective meanings set forth in the Company's Statement of Resolution dated and attached as Exhibit D to the Auction Agent Agreement.

                                                                       EXHIBIT B
                                                                       ---------

                 (To be used only for transfers made other than
                            pursuant to an Auction)


                                 TRANSFER FORM


          Re:  International Lease Finance Corporation
               Series [E][F] MAPS
               ------------------


          We are (check one):

     [ ]  the Existing Holder named below;

     [ ]  the Broker-Dealer for such Existing Holder; or

     [ ]  the Agent Member for such Existing Holder.


          We hereby notify you that such Existing Holder has transferred ___ shares of Series [E][F] MAPS to __________________, who has executed a Master Purchaser's Letter in the required form, which has been delivered to BD.



                                    ____________________________
                                    (Name of Existing Holder)


                                    ____________________________
                                    (Name of Broker-Dealer)


                                    ____________________________
                                    (Name of Agent Member)



                                    By:  _______________________
                                         Printed Name:
                                         Title:

                                                                       EXHIBIT C
                                                                       ---------


                    (To be used only for failures to deliver
                  shares of MAPS sold pursuant to an Auction)

                         NOTICE OF A FAILURE TO DELIVER


Complete either I or II
- -----------------------

          I. We are a Broker-Dealer for _________________ (the "Purchaser"), which purchased ______ shares of Series [E][F] MAPS of International Lease Finance Corporation in the Auction held on ________________ from the seller of such shares of Series [E][F] MAPS.

          II. We are a Broker-Dealer for ______________ (the "Seller"), which sold ______ shares of Series [E] [F] MAPS in the Auction held on _____________________ to the Purchaser of such shares of Series [E][F] MAPS.

          We hereby notify you that (check one) --

     ________________    the Seller failed to deliver such shares of MAPS to the
                         Purchaser

     ________________    the Purchaser failed to make payment to the Seller upon
                         delivery of such shares of MAPS



                                    Name:  _______________________
                                           (Name of Broker-Dealer)


                                    By:      _______________________
                                           Printed Name:
                                           Title:

                                                                       EXHIBIT D
                                                                       ---------

                          CERTIFICATE OF DETERMINATION


       [Included as Exhibits 4.1 and 4.2 to this Registration Statement]

                                                                       EXHIBIT E
                                                                       ---------

                                   PROSPECTUS

               [Included as part of this Registration Statement]